UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2021

Open Text Corporation

(Exact name of Registrant as specified in its charter)

Canada	0-27544	98-0154400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Frank Tompa Drive, Waterloo, Ontario, Canada N2L 0A1

(Address of principal executive offices)

(519) 888-7111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title	Trading Symbol	Name of each exchange on which registered
Common Stock without par value	OTEX	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

Offerings of senior unsecured fixed rate notes by Open Text Corporation and Open Text Holdings, Inc.

On November 9, 2021, Open Text Corporation (“OpenText” or the “Company”) issued a press release announcing that the Company has priced the offerings of $1.5 billion in total aggregate principal amount of senior unsecured fixed rate notes by OpenText and Open Text Holdings, Inc., a wholly-owned indirect subsidiary of OpenText and a corporation incorporated under the laws of Delaware (“OTHI”). The offerings were upsized from the previously announced $1.0 billion total aggregate principal amount.

OpenText intends to use the substantial portion of the net proceeds from the offerings to (i) redeem in full the outstanding $850 million aggregate principal amount of OpenText’s 5.875% notes due 2026 (the “2026 Notes”) and pay the make-whole premium of $25 million that will be paid in connection with such redemption of the 2026 Notes and (ii) pay related fees and expenses; and OpenText expects to use the balance of the net proceeds for general corporate purposes, including potential future acquisitions. The aggregate amount of the make-whole premium that will be paid in connection with the redemption of the 2026 Notes and the write-off of approximately $2.5 million (before-tax) of unamortized debt issuance and unamortized premium costs will be reflected as a charge to Other income (expense), net in OpenText’s Condensed Consolidated Statements of Income and recorded in the quarter ended December 31, 2021.

The offerings consist of $850 million aggregate principal amount of OpenText’s 3.875% senior unsecured notes due 2029 (the “OTC notes”), guaranteed initially on a senior unsecured basis by OpenText’s existing wholly-owned subsidiaries that borrow or guarantee OpenText’s obligations under its existing senior credit facilities, and $650 million aggregate principal amount of OTHI’s 4.125% senior unsecured notes due 2031 (the “OTHI notes” and collectively with the OTC notes, the “notes”), guaranteed on a senior unsecured basis by OpenText and guaranteed initially by OpenText’s existing wholly-owned subsidiaries (other than OTHI) that borrow or guarantee OpenText’s obligations under its existing senior credit facilities. The press release announcing the pricing of the offerings is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

The notes and related guarantees will not be registered under the Securities Act of 1933, as amended (the “Securities Act”). The notes and related guarantees may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the Securities Act), except to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. The notes and related guarantees will be offered in Canada under available prospectus exemptions.

Redemption of 2026 Notes

On November 9, 2021, OpenText delivered to the holders of the 2026 Notes a notice of redemption (the “Notice”), notifying those noteholders that, pursuant to Section 3.1 of the base indenture (the “Base Indenture”), dated as of May 31, 2016, among OpenText, each of the subsidiary guarantors party thereto, The Bank of New York Mellon, as U.S. trustee, and BNY Trust Company of Canada, as Canadian trustee, as supplemented by the supplemental indenture, dated as of December 9, 2016 (together with the Base Indenture, the “Indenture”), the Company has elected to redeem in full the outstanding $850 million aggregate principal amount of the 2026 Notes, in accordance with the terms of the Indenture and the 2026 Notes. The Notice is conditional on the closing of the offerings by OpenText and OTHI described above.

Pursuant to the Notice, the 2026 Notes are called for redemption on December 9, 2021 (the “Redemption Date”). The redemption price for the 2026 Notes (the “Redemption Amount”) is equal to 102.9375% of the principal amount of the 2026 Notes to be redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date. The Redemption Amount will become due and payable on the 2026 Notes called for redemption and, unless the Company defaults in making payment of the Redemption Amount, interest on the 2026 Notes called for redemption shall cease to accrue on and after the Redemption Date. Upon redemption, the 2026 Notes will be cancelled and any obligation thereunder extinguished.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated November 9, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN TEXT CORPORATION

November 9, 2021	By:	/s/ Gordon A. Davies
Gordon A. Davies
EVP, CLO and Corporate Development